FOR IMMEDIATE RELEASE

JONES SODA ANNOUNCES THE APPOINTMENT OF

MICHAEL O'BRIEN AS CHIEF FINANCIAL OFFICER

Seattle, WA - August 18, 2008 - Jones Soda Co. (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and relevant marketing, is excited to announce the executive appointment of Michael O'Brien as chief financial officer, effective September 2, 2008. Mr. O'Brien replaces Hassan Natha who plans to pursue other interests. As chief financial officer, O'Brien will be responsible for all long and short term strategic and operational finance planning, all financial and legal filings, and work directly with investors, board members and the executive team. Mr. Natha intends to be involved through the transition process.

"We are extremely pleased to welcome Michael to the Jones Soda team," said Steve Jones, chief executive officer of Jones Soda Co. "With an acute sense of fiscal responsibility, he has the skill set and experience to help us further succeed in today's environment through tightly controlled, precision investments. Importantly, he will be able to build on the systems and controls already implemented by Hassan, who has been an important part of this team since 2006. We are very fortunate that he will remain onboard to help ensure a smooth transition and we wish him all the best as he pursues other business opportunities."

O'Brien brings more than 20 years of financial experience within both public and private companies. For the two years prior to joining Jones Soda Co., he served as chief financial officer and vice president of finance for Pyramid Breweries, based in Seattle, Wash. O'Brien was responsible for development and long-term strategic planning for the company and was instrumental in the positive financial turn-around at Pyramid Breweries. From 2002 until 2006, he worked at Medisystems Corporate as chief financial officer; from 1999 until 2002 at Flow International Corporation as chief financial officer; for four years at Alistar Manufacturing Group, Inc. as chief financial officer; for three years at Tempress, Inc. as controller; and three years at KPMG Peat Marwick as senior accountant.

O'Brien received his bachelor of arts in accounting from Western Washington University and his masters of business administration from Seattle University. He is a certified public accountant in the State of Washington and a member of Washington State Society of Certified Public Accountants.

About Jones Soda Co.:

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes  premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets across North America.  A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers.  Jones Soda is sold through traditional beverage retailers and everywhere you'd never expect to find a soda. For more information visit www.jonessoda.com and www.myjones.com

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Company contact: Steve Jones

Chief Executive Officer (206) 624 3357

Sjones@jonessoda.com

Media contacts: Wendy Ogunsemore / Jamie Rosvall

Richmond Public Relations (206) 682-6979

wendyo@richmondpr.com / jamier@richmondpr.com

Investor contact: Chad Jacobs

ICR, Inc. (203) 682-8200

Chad.jacobs@icrinc.com